As filed with the Securities and Exchange Commission on April 26, 2000.
                                                      Registration No. 333-35058


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------


                      FRONTLINE COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

 Delaware                 One Blue Hill Plaza, 7th Floor          13-3950283
(state or other            Pearl River, New York 10965           (IRS employer
jurisdiction                   of (914) 623-8553                 identification
incorporation             (Address,  including zip code,            number)
or organization)         and telephone number, including
                           area code, of registrant's
                            principal executive offices)

                                   ----------


                Stephen J. Cole-Hatchard, Chief Executive Officer
                      Frontline Communications Corporation
                         One Blue Hill Plaza, 7th Floor
                           Pearl River, New York 10965
                                 (914) 623-8553

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   Copies to:

                             Robert J. Mittman, Esq.
                        Blank Rome Tenzer Greenblatt LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                          Telephone No. (212) 885-5000
                          Telecopier No. (212) 885-5001

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                   ----------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

SEC registration                                                  $ 3,195.43


Printing and engraving costs                                        1,500.00

Legal fees and expenses                                             5,000.00

Accounting fees and expenses                                        2,500.00

Miscellaneous                                                       6,000.00
                                                                  ----------
        Total                                                     $15,000.00
                                                                  ==========



Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") contains the provisions entitling the Registrant's directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Certificate of Incorporation, the Registrant has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Registrant or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Registrant or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law,
(iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Registrant or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Registrant shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect. In addition, the By-Laws require the Registrant to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Registrant for acts which such person reasonably believes are not in violation of the Registrant's corporate purposes as set forth in the Certificate of Incorporation. At present, the

DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Registrant's best interests.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16.  Exhibits


5    Opinion of Blank Rome Tenzer Greenblatt LLP

23.1 Consent of BDO Seidman, LLP *

23.2 Consent of Blank Rome Tenzer Greenblatt LLP (included in Exhibit 5)

24   Power of Attorney *

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*    Previously filed.


Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; and

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Pearl River, State of New York, on April 26, 2000.


                                  FRONTLINE COMMUNICATIONS CORPORATION


                                  By: /s/ Stephen J. Cole-Hatchard
                                      ------------------------------------------
                                          Stephen J. Cole-Hatchard,
                                          Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                                      Title                             Date
---------                                      -----                             ----
Stephen J. Cole-Hatchard        Chief Executive Officer, President and       April 26, 2000
---------------------------     Director (Principal Executive Officer)
Stephen J. Cole-Hatchard

                          *     Chief Information Officer, Executive Vice    April 26, 2000
---------------------------     President of Technology and Director
Nicko Feinberg

                          *     Executive Vice President of Operations and   April 26, 2000
---------------------------     Director
Michael Olbermann

                          *     Chief Financial Officer and Executive Vice   April 26, 2000
---------------------------     President (Principal Accounting Officer)
Vasan Thatham

                          *     Director                                     April 26, 2000
---------------------------
William A. Barron

                          *     Director                                     April 26, 2000
---------------------------
Ronald C. Signore

*    By: /s/ Stephen J. Cole-Hatchard
        ----------------------------------------
        Stephen J. Cole-Hatchard, under power of
         attorney dated April 14, 2000.